BlackRock Core Bond Enhanced Index Fund

FILE #811-07885

ATTACHMENT 77O

TRADE DATE	DESCRIPTION OF SECURITY	ISSUE SIZE	AMOUNT PURCHASED	LIST OF UNDERWRITERS
6/12/2007	Mellon Capital IV	500,000,000	150,000

Goldman, Sachs & Co.; Morgan Stanley & Co. Incorporated; Barclays Capital Inc; Credit Suisse Securities (USA) LLC; J.P. Morgan Securities Inc; Citigroup Global Markets Inc.; Merrill Lynch, Pierce, Fenner & Smith Incorporated; BNY Capital Markets, Inc.

6/18/2007	Progressive Corporation	1,000,000,000	190,000	Goldman, Sachs & Co., J.P. Morgan Securities Inc. , Merrill Lynch, Pierce, Fenner & Smith Incorporated.
08/28/2007	AT&T Inc	2,000,000,000	1,675,000

Banc of America Securities LLC, Barclays Capital Inc., Merrill Lynch, Pierce, Fenner & Smith Incorporated, Goldman, Sachs & Co., Mitsubishi UFJ Securities International, LLC, Citigroup Global Markets Inc., Deutsche Bank Securities Inc., J.P. Morgan Securi

09/26/2007	Royal Bank of Scotland	1,600,000	1,100,000	Merrill Lynch, Pierce, Fenner & Smith Incorporated; Greenwich Capital Markets, Inc.; Goldman, Sachs & Co.; Lehman Brothers Inc.; Banc of America Securities LLC; Wachovia Capital Markets, LLC